Exhibit 99.2

HD Supply Holdings, Inc.

Unaudited Pro Forma Financial Statements

Overview

On June 4, 2017, HD Supply, Inc. (“HDS”) entered into a Purchase Agreement (the “Purchase Agreement”) with HD Supply Holdings, LLC, a Florida limited liability company (“Holdings”), HD Supply GP & Management, Inc., a Delaware corporation (“HDS GP”, and together with Holdings, the “Sellers”), and CD&R Plumb Buyer, LLC (the “Buyer”).

Pursuant to the Purchase Agreement, the Sellers and certain affiliates of the Sellers will sell to the Buyer, and Buyer will purchase from the Sellers, (a) all of the issued and outstanding equity interests of: (i) HD Supply Waterworks, Ltd., a Florida limited partnership (“HDS WW”) and (ii) HD Supply Waterworks Group. Inc., a Delaware corporation (“HDS WW Group”) (collectively with HDS WW, the “Purchased Companies” or “Waterworks segment”), and (b) certain specified assets of the Sellers and certain affiliates of the Sellers (the “Transactions”).

The purchase price for the Transactions will be $2.5 billion in cash, which may be adjusted for certain working capital calculations.

The Transactions are currently expected to close during the third quarter of HDS’s fiscal 2017, subject to the satisfaction of customary closing conditions, including among others, regulatory approvals in the United States and the continuing accuracy of representations and warranties.

Basis of Presentation

The unaudited pro forma consolidated statements of operations for the fiscal years ended January 29, 2017, January 31, 2016, and February 1, 2015 give effect to the Transactions and have been derived from the audited consolidated financial statements and notes thereto included in Holdings’ Form 10-K for the fiscal year ended January 29, 2017 that has been filed with the Securities and Exchange Commission (“SEC”).  The unaudited pro forma consolidated statement of operations for the three months ended April 30, 2017 and the unaudited pro forma consolidated statement of financial position as of April 30, 2017 give effect to the Transactions and have been derived from the unaudited consolidated financial statements and notes thereto included in Holdings’ Form 10-Q for the three months ended April 30, 2017 that has been filed with the SEC. The unaudited pro forma consolidated financial statements are based upon available information and assumptions that Holdings believes are reasonable.

The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to project the future financial position or operating results of Holdings, together with its direct and indirect subsidiaries, including HDS. In accordance with pro forma rules, the pro forma unaudited consolidated statements of operations have been prepared as if the Transactions occurred on the first day of the most recent fiscal year, or February 1, 2016, except the pro forma unaudited consolidated statement of financial position has been prepared as if the Transactions occurred on April 30, 2017. The unaudited pro forma consolidated financial statements, including the notes thereto, should be read in conjunction with Holdings’ audited consolidated financial statements and notes thereto included in its Form 10-K for the fiscal year ended January 29, 2017 and Holdings’ unaudited consolidated financial statements and notes thereto included in its Form 10-Q for the three months ended April 30, 2017 that have been filed with the SEC.

The unaudited pro forma consolidated statement of operations for the three months ended April 30, 2017 give effect to the following:

•the elimination of the Waterworks segment;

•elimination of $23 million in interest expense due to the unwinding of the refinancing transactions that occurred within the year ended January 29, 2017:

HDS has not yet definitively determined how it will use the net proceeds from the Transactions and continues to evaluate additional debt repayment options in regards to the use of the net proceeds therefrom.

The unaudited pro forma consolidated statement of operations for the year ended January 29, 2017 give effect to the following:

•the elimination of the Waterworks segment;

•the $156 million interest expense reduction as a result of the use of net proceeds from the Transactions and cash on hand as of  February 1, 2016 to redeem senior notes and the unwinding of the April 2016 and October 2016 debt transactions;

•the $85 million increase to loss on extinguishment of debt as a result of the February 1, 2016 debt repayments with proceeds from the Transactions and the unwinding of the April 2016 and October 2016 debt transactions.

HDS has not yet definitively determined how it will use the net proceeds from the Transactions and continues to evaluate additional debt repayment options in regards to the use of the net proceeds therefrom.

The unaudited pro forma consolidated statements of operations for the years ended January 31, 2016 and February 1, 2015 give effect to the elimination of the Waterworks segment.

The unaudited pro forma consolidated statement of position as of April 30, 2017 gives effect to the following:

•the elimination of the Waterworks segment;

•the use of $2.5 billion proceeds from the Transactions to

(i)                                     pay an estimated $40 million of transaction costs,

(ii)                                  pay an estimated $18 million of taxes,

(iii)                               pay $1,250 million principal and related $77 million make-whole premium and $25 million accrued, but unpaid, interest on HDS’s 5.25% Senior Secured Notes due 2021,

(iv)                              pay $537 million outstanding aggregate principal and $2 million accrued, but unpaid, interest of HDS’s Term Loan B-1 due 2021, and

(v)                                 pay $547 million outstanding aggregate principal and $2 million accrued, but unpaid, interest of HDS’s Term Loan B-2 due 2023.

HDS has not yet definitively determined how it will use the net proceeds from the Transactions and continues to evaluate additional debt repayment options in regards to the use of the net proceeds therefrom.

HD SUPPLY HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data

	Three Months Ended April 30, 2017
	As Reported	Adjustments*	Pro forma

Net Sales	$1,873	$(657)	$1,216
Cost of sales	1,242	(510)	732
Gross Profit	631	(147)	484

Operating expenses:
Selling, general and administrative	431	(97)	334
Depreciation and amortization	24	(3)	21
Restructuring	—	—	—
Total operating expenses	455	(100)	355
Operating Income	176	(47)	129
Interest expense (2)	49	(23)	26
Loss on extinguishment of debt	3	—	3
Other (income) expense, net	2	(2)	—
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	122	(22)	100
Provision (benefit) for income taxes	37	(9)	28
Income (Loss) from Continuing Operations	85	(13)	72

Weighted average shares outstanding (thousands):
Basic	200,708		200,708
Diluted	203,017		203,017
Income (loss) from continuing operations per share:
Basic	$0.42		$0.36
Diluted	$0.42		$0.35

*Adjustments reflect:

(1) Elimination of the historical revenue and expenses of Waterworks, as if the sale had occurred at the beginning of the prior fiscal year.

(2) Reduction in interest expense to reflect the unwinding of financing transactions that occurred within the year ended January 29, 2017. Interest expense reduction includes cash interest and reduction in amortization of related debt discount and deferred financing costs.  The Company has not yet definitively determined how it will use the net proceeds from the Transactions and continues to evaluate additional debt repayment options in regards to the use thereof.

HD SUPPLY HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data

	Year ended January 29, 2017
	As Reported	Adjustments*	Pro forma

Net Sales	$7,439	$(2,620)	$4,819
Cost of sales	4,907	(2,014)	2,893
Gross Profit	2,532	(606)	1,926

Operating expenses:
Selling, general and administrative	1,637	(367)	1,270
Depreciation and amortization	95	(11)	84
Restructuring	9	(2)	7
Total operating expenses	1,741	(380)	1,361
Operating Income	791	(226)	565
Interest expense (2)	269	(156)	113
Loss on extinguishment of debt (3)	179	85	264
Other (income) expense, net	—	—	—
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	343	(155)	188
Provision (benefit) for income taxes	139	(60)	79
Income (Loss) from Continuing Operations	204	(95)	109

Weighted average shares outstanding (thousands):
Basic	199,385		199,385
Diluted	202,000		202,000
Income (loss) from continuing operations per share:
Basic	$1.02		$0.55
Diluted	$1.01		$0.54

*Adjustments reflect:

(1) Elimination of the historical revenue and expenses of Waterworks, as if the sale had occurred at the beginning of the period presented.

(2) Reduction in interest expense to reflect

(i)             the use of approximately $2.4 billion ($2.5 billion sale proceeds, net of estimated $40 million of transaction costs and estimated $18 million of taxes) together with cash on hand, as of February 1, 2016 to

a.              pay $1 billion principal and related $131 million make-whole premium and $34 million accrued, but unpaid, interest on HDS’s 11.5% Senior Unsecured Notes due 2020, and

b.              pay $1,275 million principal and related $106 million make-whole premium and $28 million accrued, but unpaid interest on HDS’s 7.5% Senior Unsecured Notes due 2020 at the beginning of each of the periods presented.

(ii)          the unwinding of financing transactions that occurred within the year ended January 29, 2017:

a.              the 11.5% Senior Unsecured Notes due 2020 were redeemed by HDS in April 2016, using proceeds from the issuance of $1,000 million of 5.75% Senior Unsecured Notes due 2024, and

b.              the 7.5% Senior Unsecured Notes due 2020 were redeemed by HDS in October 2016, using proceeds from the issuance of Term B-2 Loans due 2023, together with available cash and available borrowings under HDS’s Senior ABL Facility.

Interest expense reduction includes cash interest and reduction in amortization of related debt discount and deferred financing costs.

(3) Increase in loss on extinguishment of debt to reflect the premium increase to paydown the senior notes as of February 1, 2016 and unwind the 2016 financing transactions. The Company has not yet definitively determined how it will use the net proceeds from the Transactions and continues to evaluate additional debt repayment options in regards to the use thereof.

HD SUPPLY HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data

	Year ended January 31, 2016
	As Reported	Adjustments*	Pro forma

Net Sales	$7,123	$(2,508)	$4,615
Cost of sales	4,734	(1,933)	2,801
Gross Profit	2,389	(575)	1,814

Operating expenses:
Selling, general and administrative	1,535	(351)	1,184
Depreciation and amortization	108	(11)	97
Restructuring	9	(1)	8
Total operating expenses	1,652	(363)	1,289
Operating Income	737	(212)	525
Interest expense	394	—	394
Loss on extinguishment of debt	100	—	100
Other (income) expense, net	1	—	1
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	242	(212)	30
Provision (benefit) for income taxes	(1,084)	(86)	(1,170)
Income (Loss) from Continuing Operations	1,326	(126)	1,200

Weighted average shares outstanding (thousands):
Basic	197,011		197,011
Diluted	201,308		201,308
Income (loss) from continuing operations per share:
Basic	$6.73		$6.09
Diluted	$6.59		$5.96

*Adjustments reflect:

(1) Elimination of the historical revenue and expenses of Waterworks, as if the sale had occurred at the beginning of the period presented.

HD SUPPLY HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data

	Year ended February 1, 2015
	As Reported	Adjustments*	Pro forma

Net Sales	$6,682	$(2,426)	$4,256
Cost of sales	4,487	(1,897)	2,590
Gross Profit	2,195	(529)	1,666

Operating expenses:
Selling, general and administrative	1,446	(330)	1,116
Depreciation and amortization	178	(12)	166
Restructuring	6	(1)	5
Total operating expenses	1,630	(343)	1,287
Operating Income	565	(186)	379
Interest expense	462	—	462
Loss on extinguishment of debt	108	—	108
Other (income) expense, net	(3)	—	(3)
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(2)	(186)	(188)
Provision (benefit) for income taxes	36	(14)	22
Income (Loss) from Continuing Operations	(38)	(172)	(210)

Weighted average shares outstanding (thousands):
Basic	193,962		193,962
Diluted	193,962		193,962
Income (loss) from continuing operations per share:
Basic	$(0.20)		$(1.08)
Diluted	$(0.20)		$(1.08)

*Adjustments reflect:

(1) Elimination of the historical revenue and expenses of Waterworks, as if the sale had occurred at the beginning of the period presented.

HD SUPPLY HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

Amounts in millions

	As of April 30, 2017
	As Reported	Adjustments*	Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$70	$2	$72
Receivables	1,015	(404)	611
Inventories	913	(274)	639
Other current assets	40	(3)	37
Total current assets	2,038	(679)	1,359
Property and equipment, net	309	(49)	260
Goodwill	2,869	(1,061)	1,808
Intangible assets, net	109	(9)	100
Deferred Tax asset	579	(214)	365
Other assets	22	—	22
Total assets	$5,926	$(2,012)	$3,914

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$721	$(319)	$402
Accrued compensation and benefits	84	(18)	66
Current installments of long—term debt	14	(14)	—
Other current liabilities	156	(33)	123
Total current liabilities	975	(384)	591

Long term debt, excluding current installments	3,716	(2,290)	1,426
Other liabilities	112	—	112
Total liabilities	$4,803	$(2,674)	$2,129

Stockholders’ equity (deficit):
Common stock	2	—	2
Paid—in capital	3,994	—	3,994
Accumulated deficit	(2,850)	662	(2,188)
Accumulated other comprehensive loss	(14)	—	(14)
Treasury stock	(9)	—	(9)
Total stockholders’ equity (deficit)	1,123	662	1,785
Total liabilities and stockholders’ equity (deficit)	$5,926	$(2,012)	$3,914

*Adjustments reflect:

(1) Elimination of the assets & liabilities of Waterworks and record the gain on sale, as if the sale occurred on April 30, 2017.

(2) Reduction of senior notes with the net proceeds of the sale and unwinding of financing transactions that occurred in fiscal 2016.  The Company has not yet definitively determined how it will use the net proceeds from the Transactions and continues to evaluate its options in regards to the use thereof, including, without limitation, repayment of indebtedness other than the term loan facility.